A&B DEFERRED COMPENSATION PLAN
FOR OUTSIDE DIRECTORS
Amended and Restated Effective as of January 1, 2008

Alexander & Baldwin, Inc. ("A&B" or the “Company”) hereby provides members of A&B’s Board of Directors who are not A&B employees ("Outside Directors") the opportunity to defer payment of retainer and meeting fees in accordance with the following:

1.           Amount Which May Be Deferred.  An Outside Director may elect to defer all or a portion of his/her fees in accordance with the options set forth on the applicable deferral election form, a copy of which shall be provided by A&B.

2.           Period of Deferral.  All deferrals shall be until the Outside Director experiences a Separation from Service.  For purposes of this A&B Deferred Compensation Plan for Outside Directors (the “Plan”), “Separation from Service” shall mean termination of service with A&B as described in section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder.  Once specified, the date(s) for payment of deferred fees may not be changed.

3.           Election to Defer.  Election to defer may be made within 30 days following the date an individual first becomes an Outside Director of A&B or thereafter in December of each year.  In December of each year, the Human Relations Department will send to each Outside Director a deferral election form.  Elections to defer shall be irrevocable on the first day of the calendar year following the year in which the election was made.  For an election to be effective for any calendar year, the form must be executed by the Outside Director, returned to A&B, and accepted and approved by the Human Relations Department before the beginning of the calendar year for which the election is to be effective.  Such election shall be effective and irrevocable on January 1 of the calendar year following the calendar year in which the Human Relations Department accepts and approves the Outside Director's executed election form.  Any election will apply to subsequent calendar years until the Outside Director provides A&B with a notice to modify or revoke the election.  Such notice to modify or revoke the election will become irrevocable and effective on the January 1 following the year in which it was made.  Notice of modification or revocation of an election must be submitted in writing, and may be submitted to the A&B Human Relations Department at any time.

4.           Payout of Deferred Fees.  Except as provided otherwise in this paragraph, deferred fees will be paid to Outside Directors in accordance with the schedule of payments specified in the deferral election form.  Payments will be made in January of the year in which payments are scheduled.  If an Outside Director does not make any election with respect to the form of a payment, then such payment shall be payable in a lump sum in the January following his or her Separation from Service.  Notwithstanding the foregoing, upon the occurrence of a Change in Control, as defined hereafter, the Plan shall automatically terminate, and the present value of the benefit to which each Outside Director is entitled shall be paid to the Outside Director in a single lump sum within thirty (30) days following the Change in Control.  The Company retains the sole discretion to determine when during the 30-day period the payment will be made.  For purposes of this Plan, a “Change in Control” means a “change of control” of A&B as defined in Section 409A of the Code and the final regulations and any guidance promulgated thereunder.

5.           Interest on Account Balance.  Deferred fees will be credited with interest, compounded annually, at a per annum rate equal to 1% above the New York Federal Reserve Bank discount rate in effect on December 31 of each calendar year.

6.           Funding the Deferral Account.  Deferred fee accounts will not be funded.  The accounts will be maintained by A&B only as book accounts, and no trust account, fiduciary relationship, or other security arrangement will be established, other than, at the option of A&B, an escrow account the amounts in which remain subject to the claims of A&B's general creditors in the event of insolvency or bankruptcy.  Because this Plan is unfunded, the Outside Directors must rely solely on the general credit of A&B for payment of deferred fees.  However, A&B in its sole discretion may establish and maintain a “rabbi” trust, which shall be a trust in which the Company may deposit amounts determined under the Plan.  Any “rabbi” trust assets are subject to the claims of A&B’s creditors in the event of bankruptcy or insolvency, until paid to the Outside Directors and their beneficiaries.  The “rabbi” trust shall constitute an unfunded arrangement providing deferred compensation to a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

7.           Designation of Beneficiaries.  Each participating Outside Director may file with A&B a written designation of one or more primary beneficiaries and one or more contingent beneficiaries to whom payments otherwise due to the Outside Director at the date of his/her death shall be made after the death of the Outside Director.  Such payments will be made in such amounts and at such times as would have been made to the Outside Director had he/she lived.  The written designation must be received by the Company prior to the death of the Outside Director.  A beneficiary may not, under any circumstances, change the time and form of the payments.  Such payments will be divided among the primary beneficiaries who survive the Outside Director in such proportion as directed in the written designation.  If no primary beneficiary survives the Outside Director, such payment will be divided among the contingent beneficiaries who survive the Outside Director in such proportion as directed in the written designation.  If no primary or contingent beneficiary survives the Outside Director or is designated by the Outside Director, such payments will be made to the estate of the Outside Director.  At the discretion of the Compensation Committee of the A&B Board of Directors, payments to the estate of the Outside Director may be made in a lump-sum equal to the full amount of the Outside Director's deferred fee account; provided, however, that such payment will not be made later than 90 days following the Outside Director’s death. The Company retains the sole discretion to determine when during the 90-day period the payment will be made.

8.           Miscellaneous.

A.           Inalienability.  No Outside Director or beneficiary, or any other person having or claiming to have any interest of any kind or character in or under this Plan or in any of the deferred fees or any part thereof or payment therefrom shall have the right to sell, assign, transfer, convey, hypothecate, anticipate, pledge or otherwise dispose of such interest; and to the extent permitted by law, such interest shall not be subject to any liabilities or obligations of the Outside Director or to any bankruptcy proceedings, creditor claims, attachment, garnishments, execution, levy or other legal process against such Outside Director or his/her property.

B.           Controlling Law.  This Plan shall be construed, administered, and governed in all respects in accordance with the laws of the State of Hawaii.  The Plan shall also be construed in a manner that is consistent and compliant with Section 409A of the Code, and any regulations promulgated thereunder.  Any provision that is noncompliant with Section 409A of the Code is void or deemed amended to comply with Section 409A of the Code.  A&B does not guarantee or warrant the tax consequences of the Plan, and the Outside Directors shall in all cases be liable for any taxes due with respect to Plan.

C.           No Service Contract.  The adoption and maintenance of this Plan shall not be deemed to confer on any Outside Director any right to continue in the service of the Company, and shall not be deemed to interfere with the right of the Company to terminate the service of any Outside Director.

D.           Binding Agreement.  This Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Outside Directors and their beneficiaries, heirs, executors, administrators and legal representatives.

E.           Gender and Number.  Any masculine pronouns used herein shall refer to both men and women, and the use of any term herein in the singular may also include the plural unless otherwise indicated by context.

F.           Severability.  If any provision of this Plan is held invalid or unenforceable by a court of competent jurisdiction, all remaining provisions shall continue to be fully effective.

IN WITNESS WHEREOF, Alexander & Baldwin, Inc. has caused this plan to be executed and its seal to be affixed hereunder by its officers thereunto duly authorized, effective as of January 1, 2008.

ALEXANDER & BALDWIN, INC.

By:  /s/ Son-Jai Paik
        Its Vice President

By:  /s/ Alyson J. Nakamura
        Its Secretary